=============================================================================



                          RECEIVABLES SALE AGREEMENT



                                    among
                          PREMIER RECEIVABLES L.L.C.
                                  as Seller,



                        CHRYSLER FINANCIAL CORPORATION
                                 as Servicer,



                         WINDMILL FUNDING CORPORATION
                                 as Purchaser



                                     and



                              ABN AMRO BANK N.V.
                           as Administrative Agent



                        Dated as of September 24, 1998



=============================================================================

  This document, in part and in whole, is confidential and proprietary. Any duplication, dissemination, or use of any portion of this document without the express written consent of Chrysler Financial Corporation is strictly prohibited.

                              TABLE OF CONTENTS

                                                                         PAGE

ARTICLE I                  DEFINITIONS......................................1


ARTICLE II                 THE SALE AND PURCHASE...........................10

       Section 2.1.            Sale and Purchase...........................10
       Section 2.2.            Purchase Price..............................10
       Section 2.3.            CFC's Optional Termination..................10

ARTICLE III                FEES AND EXPENSES...............................11

       Section 3.1.            Determination of Carrying Costs.............11
       Section 3.1.1.          Purchase Discount...........................11
       Section 3.1.2.          Program Fee.................................12
       Section 3.1.3.          Servicer Fee................................12
       Section 3.2.            Interest on Unpaid Amounts..................12

ARTICLE IV                 CONDITIONS PRECEDENT TO PURCHASE................13

       Section 4.1.            Conditions Precedent to Purchase............13
       Section 4.1.1.          Absence of Liens............................13
       Section 4.1.2.          Financing Statements........................13
       Section 4.1.3.          Schedule of Contracts.......................13
       Section 4.1.4.          Seller Resolutions..........................13
       Section 4.1.5.          Servicer Resolutions........................13
       Section 4.1.6.          Legal Opinion of Counsel to the Seller
                               and the Servicer............................14
       Section 4.1.7.          Good Standing Certificates..................14
       Section 4.1.8.          Representations and Covenants...............14
       Section 4.1.9.          Other Documents.............................14
       Section 4.1.10.         Upfront Fee.................................14

ARTICLE V                  SETTLEMENT PROCEDURES...........................15

       Section 5.1.            Collections.................................15
       Section 5.2.            Application of Collections..................15
       Section 5.3.            Application of Collections on Settlement
                               Dates.......................................15
       Section 5.4.            Servicer Report.............................15
       Section 5.5.            Purchase by Servicer Upon Breach............15

ARTICLE VI                 SERVICING OF RECEIVABLES........................16

       Section 6.1.            Appointment and Duties of Servicer..........16
       Section 6.2.            Replacement of Servicer.....................16
       Section 6.3.            Custody of Receivable Files.................18
       Section 6.4.            Duties of Servicer as Custodian.............18
       Section 6.5.            Effective Period and Termination............18

ARTICLE VII                REPRESENTATIONS AND WARRANTIES..................19

       Section 7.1.            Representations and Warranties of the
                               Seller and the Servicer.....................19

ARTICLE VIII               COVENANTS.......................................20

       Section 8.1.            Affirmative Covenants of the Seller
                               and the Servicer............................20
       Section 8.2             Reporting Requirements of the Servicer......21
       Section 8.3.            Negative Covenants of the Seller
                               and the Servicer............................21
       Section 8.4.            Protection of the Purchaser's Interest......22
       Section 8.5.            Servicer Indemnities........................22

ARTICLE IX                 ADMINISTRATIVE AGENT............................22

       Section 9.1.            Appointment of Administrative Agent.........22
       Section 9.1.1.          Replacement of Administrative Agent.........23

ARTICLE X                  MISCELLANEOUS...................................23

       Section 10.1.           Amendments, Etc.............................23
       Section 10.2.           Notices, Etc................................23
       Section 10.3.           No Waiver; Remedies.........................23
       Section 10.4.           Binding Effect; Assignability...............23

       Section 10.5.           Governing Law...............................24
       Section 10.6.           Construction of the Agreement...............24
       Section 10.7.           Agreement Not To Petition...................24
       Section 10.8.           Excess Funds................................24
       Section 10.9.           Confidentiality.............................25
       Section 10.10.          Execution in Counterparts...................25


                                   EXHIBITS

EXHIBIT A         --        Form of Servicer Report

EXHIBIT B         --        Form of Opinion of Counsel

         RECEIVABLES SALE AGREEMENT dated as of September 24, 1998 among PREMIER RECEIVABLES L.L.C., a Michigan limited liability company, as the "Seller", CHRYSLER FINANCIAL CORPORATION, a Michigan corporation, as the initial "Servicer", WINDMILL FUNDING CORPORATION, as the "Purchaser" and ABN AMRO BANK N.V., as the "Administrative Agent" for the Purchaser.


                                  ARTICLE I


                                 DEFINITIONS

         "Administrative Agent" means ABN AMRO BANK N.V. and any replacement thereof under Section 9.1.1.

         "Adverse Claim" means any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (consensual, statutory or other), charge, security arrangement, or any other encumbrance or other right or claim in, of or on any Person's assets or properties in favor of any other Person, of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

         "Agreement" means this Receivables Sale Agreement, as it may be amended from time to time.

         "Aggregate Principal Balance" means, at any time, the aggregate Principal Balance of all Purchased Receivables at such time.

         "Amount Financed" means (i) with respect to any Receivable that is not a Balloon Payment Receivable, the amount advanced under such Receivable toward the purchase price of the Financed Vehicle and any related costs, exclusive of any amount allocable to the premium of force-placed physical damage insurance covering the Financed Vehicle; and (ii) with respect to a Balloon Payment Receivable, an amount equal to the present value of the fixed level payment monthly installments (not including the amount designated as the Balloon Payment) under the Balloon Payment Receivable, assuming that each payment is made on the due date in the month in which such payment is due, discounted at the APR for such Balloon Payment Receivable.

         "Annual Percentage Rate" or "APR" of a Receivable means the annual rate of finance charges stated in the related Contract.

         "Balloon Payment" means, for any Receivable, the dollar amount of any payment which is not a level monthly payment (other than the first or last payment made on the Receivable which is minimally different from the other level payments).

         "Balloon Payment Receivable" means any Contract listed on the Schedule of Contracts that provides for amortization of the loan over a series of fixed level payment monthly installments in accordance with the actuarial method, the simple interest method or the Rule of 78s, but also requires a final payment that is greater than the scheduled monthly payments and is due after payment of such scheduled monthly payments and that may be made by (i) payment in full in cash of a Balloon Payment, (ii) return of the Financed Vehicle to the Servicer provided certain conditions are satisfied or
(iii) refinancing the Balloon Payment in accordance with certain conditions.

         "Business Day" means any day other than (i) Saturday, Sunday, (ii) a day on which banks are authorized or required to be closed in New York City or Chicago, Illinois, or (iii) a day which is a holiday on the Federal Reserve calendar.

         "Carrying Costs" means, for each Settlement Period, an amount equal to the sum of (i) the Purchase Discount, as defined in Section 3.1.1, (ii) the Program Fee, as defined in Section 3.1.2, and (iii) the Servicer Fee, if any, as defined in Section 3.1.3, for such Settlement Period.

         "Carrying Costs True-up Amount" has the meaning assigned to that term in Section 3.1.1.

         "Certificate of Title" means any certificate, instrument or other document issued by a state or other governmental authority in respect of any motor vehicle for the purpose of evidencing the ownership of, or any Adverse Claim in or against, such motor vehicle.

         "CFC" means Chrysler Financial Corporation, a Michigan corporation, or any legal successor thereto.

         "Closing Date" means September 24, 1998.

         "Collection" means any amount paid by an Obligor or any other party with respect to a Purchased Receivable, including Liquidation Proceeds.

         "Contract" means, with respect to any Receivable, any and all instruments, agreements, invoices, or other writings pursuant to which such Receivable arises or which evidence such Receivable.

         "Credit and Collection Policy" means the credit and collection policies and practices of the Servicer and any successor Servicer relating to Receivables and Contracts, such policies being subject to unilateral revision or modification at any time by the Servicer or successor Servicer.

         "Credit Facilities" means each of the committed loan facilities, lines of credit, letters of credit and other forms of credit enhancement available to the Purchaser which are not Liquidity Facilities.

         "Credit Facility Spread" means the per annum spread rate specified as such in the Fee Letter.

         "Cut-Off Date" means September 21, 1998.

         "Dealer" means an automobile or light-duty truck dealership located within the United States at or through which a Financed Vehicle shall have been purchased or is proposed to be purchased.

         "Delinquency Ratio" means, as of the last calendar day of any month, a fraction, expressed as a percentage, the numerator of which is the sum of the Principal Balances of all Receivables which were Delinquent Receivables as of the last calendar day of such month and the last calendar day of each of the two immediately preceding months, to the extent such preceding months exist, and the denominator of which is the sum of the Aggregate Principal Balance on such last calendar day of such month and on the last calendar day of each of the two immediately preceding months, to the extent such preceding months exist.

         "Delinquent Receivable" means any Receivable which has 10% or more of a scheduled payment past due for more than 60 days.

         "Eligible Receivable" means, as of the Cut-Off Date, any Receivable:

                   (i) the Obligor of which (a) is a resident of the United States and (b) is not an affiliate of the originating Dealer or any of the parties hereto,

                  (ii) the Obligor of which (a) is not the Obligor of any Receivable which has 10% or more of a scheduled payment past due for more than 60 days and (b) is not the subject of any bankruptcy, insolvency or reorganization proceeding or any other proceeding seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property,

                 (iii) which is "chattel paper" within the meaning of Section 9-105 of the UCC of all applicable jurisdictions,

                  (iv) which is denominated and payable only in United States dollars in the United States,

                   (v) which (a) has been originated in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer's business and (b) satisfies all applicable requirements of the Credit and Collection Policy,

                  (vi) which arises under a Contract (a) which, together with such Receivable, is (1) in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, and
         (2) subject to no dispute, offset, counterclaim or other defense, and (b) with respect to which (1) no default, breach, violation, or event permitting acceleration under the terms thereof has occurred and (2) there has not arisen any condition that, with notice or lapse of time or both, would constitute a default, breach, violation or event permitting acceleration under the terms thereof,

                 (vii) which, together with the related Contract, (a) is secured by a perfected, valid, subsisting and enforceable first priority security interest in favor of CFC in the related Financed Vehicle, (b) contains customary and enforceable provisions such that the rights and remedies of the holder of such security interest are adequate for realization against the collateral of the benefits of the security, and (c) was originated and transferred to the Seller without any conduct constituting fraud or misrepresentation on the part of the applicable Dealer, CFC or the Seller,

                (viii) which, together with the related Contract, immediately following the execution of such Contract, was purchased by (and the originating Dealer has validly assigned all of its right, title and interest therein to) CFC, which, in turn, has sold such Receivable to the Seller, and such purchase and assignment of such Receivable, such Contract and the Related Security to CFC is expressly contemplated in such Contract,

                  (ix) which, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

                   (x) the Financed Vehicle securing which (a) is free and clear of any Adverse Claim other than the security interest therein then being assigned by the Seller to the Administrative Agent for the benefit of the Purchaser, and no enforcement action, whether by repossession or otherwise, has been taken with respect to such Financed Vehicle, and (b) is covered by the Required Insurance in respect of such Financed Vehicle, and such Required Insurance is in full force and effect, and the proceeds of the Required Insurance has been assigned to the Seller and such proceeds are fully assignable to the Administrative Agent, for the benefit of the Purchaser,

                  (xi) as to which the Administrative Agent has not notified the Seller that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable,

                 (xii) with respect to the outstanding balance thereof, (a) the related Contract requires that payment in full of such outstanding balance is scheduled to be made (1) not earlier than 5 months after, and (2) not later than 60 months after the date any interest therein is purportedly transferred to the Purchaser hereunder and (b) such Outstanding Balance is scheduled to be paid in equal consecutive monthly installments, unless such Receivable is a Balloon Payment Receivable, and

                (xiii) which Receivable bears interest at the per annum rate stated on the face of the related Contract, which per annum rate remains fixed during the term of such Receivable and accrued interest on such Receivable is payable monthly, in arrears.

         "Fee Agreement" means the letter agreement dated the date hereof among the Administrative Agent, the Purchaser and the Seller concerning fees and certain other amounts to be paid in connection with this Agreement.

         "Finance Charges" means, with respect to any Receivable and its related Contract, any finance, interest or similar charges owing by an Obligor pursuant to such Contract, including, without limitation, any charge payable in connection with any extension or adjustment under such Contract (without regard to whether any such extension or adjustment is permitted under the terms of this Agreement).

         "Financed Vehicle" means an automobile or light-duty truck, together with all accessions thereto, securing an Obligor's indebtedness under the applicable Contract.

         "Full Payoff" has the meaning assigned to that term in Section 5.2.

         "Hedging Proceeds" means any amount payable by CFC to the Administrative Agent under a swap confirmation.

         "Insolvency Event" means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

         "Insurance Policy" means (i) any comprehensive and collision, fire, theft or other insurance policy maintained by an Obligor in which the Servicer is named as loss payee with respect to one or more Financed Vehicles, and (ii) any credit, life or disability insurance maintained by an Obligor in connection with any Contract.

         "Investment" means the aggregate amount of cash paid by the Purchaser to the Seller for each Purchase, less the amount of all Collections received and applied as reductions of Investment pursuant to Article V.

         "Late Payment Penalty Rate" means the rate per annum penalty rate specified as such in the Fee Letter.

         "Liquidated Receivable" means any Receivable liquidated by the Servicer through the sale of a Financed Vehicle or otherwise.

         "Liquidity Facilities" means each of the committed loan facilities, lines of credit and other financial accommodations available to the Purchaser to support the liquidity of the Purchaser's commercial paper notes and medium term notes.

         "Liquidity Facility Spread" means the per annum spread rate specified as such in the Fee Letter.

         "Liquidation Proceeds" means, with respect to any Liquidated Receivable, the monies collected in respect thereof, from whatever source, net of the sum of any amounts expended by the Servicer in connection with such liquidation and any amounts required by law to be remitted to the Obligor on such Liquidated Receivable.

         "Net Loss" for a month means the sum of the Aggregate Principal Balance of all Purchased Receivables which are deemed to be uncollectible for such month, minus any Liquidation Proceeds received during such month, plus any losses resulting from disposition expenses paid during such month.

         "Net Loss Ratio" means, as of the last day of any month, a fraction, expressed as a percentage, the numerator of which is the product of (i) the sum of the Net Loss for such month and the two immediately preceding months, to the extent such months exist, and (ii) a factor of 12 divided by the number of months included in the sum in clause (i), and the denominator of which is the average of the Aggregate Principal Balance on the first day of the month and the first day of the two immediately preceding months, to the extent such months exist.

         "Obligor" means any Person which is obligated to make payment on a Receivable.

         "Percentage Interest" means, as of any date, a fraction obtained by dividing (a) the cash portion of the purchase price paid for the Receivables pursuant to Section 2.2 hereof on or prior to such date, by (b) $750,000,000.

         "Person" means any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, enterprise, government or any department or agency of any government.

         "Principal Balance" means with respect to any Receivable the outstanding principal balance thereof determined in accordance with the Credit and Collection Policy and the Servicer's customary calculation methods, provided, that with respect to a Receivable identified as a Balloon Payment Receivable, the Principal Balance shall not include the Balloon Payment.

         "Program Fee" means the fee specified as such in the Fee Agreement, which shall include all annual expenses, including but not limited to legal fees, audit fees, filing and administrative fees, and liquidity and credit enhancement fees.

         "Purchase" has the meaning assigned to that term in Section 2.1.

         "Purchase Amount" means the amount, as of the close of business on the last day of a Settlement Period, required to prepay in full a Receivable under the terms thereof including interest to the end of the month of purchase.

         "Purchase Date" means each of September 24, 1998 and September 25, 1998, the dates on which the conditions precedent to a Purchase described in
Section 4.1 have been satisfied or waived.

         "Purchase Discount" has the meaning assigned to that term in Section 3.1.1.

         "Purchased Receivable" means a Receivable arising under a Contract listed as an Eligible Receivable on the Schedule of Contracts delivered to the Administrative Agent prior to the Closing Date being sold to the Purchaser under this Agreement.

         "Purchaser" means Windmill Funding Corporation and its successors and assigns, including without limitation ABN AMRO Bank N.V., as provider of the Credit and Liquidity Facilities.

         "Receivable" means the indebtedness and other obligations of an Obligor arising under a Contract, whether such indebtedness or other obligations constitute accounts, chattel paper, instruments or general intangibles, and including, without limitation, the obligation to pay any Finance Charges with respect thereto.

         "Receivables Files" means the documents specified in Section 6.3.

         "Related Security" means, with respect to any Receivable:

                   (i) all of the Seller's interest in the Financed Vehicle, the financing of the purchase of which gave rise to such Receivable, including, without limitation, all of the Seller's right, title and interest in and to the proceeds of the Insurance Policies, and all warranties, indemnities, service obligations and other contract rights issued or granted by, or otherwise existing under applicable law against, the manufacturer or Dealer in respect of such Financed Vehicle,

                  (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable, or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable, and including, without limitation, all security interests or liens, and property subject thereto, granted by any Person (whether or not the primary Obligor on such Receivable) under or in connection therewith,

                 (iii) all books, records and other information relating to such Receivable, including, without limitation, all Contracts,

                  (iv) all service contracts and other contracts and agreements relating to such Receivable, and

                   (v) all proceeds of any of the foregoing.

         "Required Insurance" means an Insurance Policy with respect to a Financed Vehicle (i) that has been issued to the Obligor by an insurance company acceptable to the Servicer, (ii) that provides comprehensive collision, fire, theft and other physical damage coverage, (iii) that is in an amount not less than the market value of the applicable Financed Vehicle, and (iv) that has the Servicer noted as the loss payee thereon.

         "Reserve" means an amount equal to the product of (a) the Percentage Interest, (b) the Reserve Percentage and (c) the maximum Investment permitted pursuant to Section 2.2.

         "Reserve Percentage" means the percentage rate specified as such in the Fee Letter.

         "Sale Documents" means this Agreement, the Fee Agreement, the Exhibits hereto to which the Seller is a party and all other certificates, instruments, agreements and documents executed from time to time by the Seller in connection with the transactions contemplated in this Agreement.

         "Schedule of Contracts" means the list of Contracts delivered to the Administrative Agent, such list being in microfiche, paper or electronic format.

         "Seller" means Premier Receivables L.L.C., a Michigan limited liability company, and its successors and permitted assigns.

         "Servicer" means CFC or any replacement thereof under Article VI.

         "Servicer Default" has the meaning assigned to that term in Section
6.2.

         "Servicer Fee" has the meaning assigned to the term in Section
3.1.2.

         "Servicer Report" means the report in the form of Exhibit A hereto to be provided by the Servicer in accordance with Section 5.4 of this Agreement, which report shall include a calculation of the Delinquency Ratio and the Net Loss Ratio for the applicable month.

         "Settlement Date" means the 20th day of each month following a related Settlement Period (or if such 20th day is not a Business Day, the next succeeding Business Day).

         "Settlement Period" means a calendar month, provided, that, for purposes of the initial Settlement Period, such period shall commence as of the Cut-Off Date and end on September 30, 1998.

         "Simple Interest Method" means the method of allocating a fixed level payment to principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of (a) the fixed rate of interest, (b) the unpaid principal balance, and (c) a fraction, the numerator of which is the number of days elapsed since the preceding payment of interest was made and the denominator of which is 365, and the remainder of such payment is allocable to principal.

         "Upfront Fee" has the meaning assigned to that term in Section
4.1.10.


                                  ARTICLE II


                            THE SALE AND PURCHASE

             Section 2.1. Sale and Purchase. Upon the terms and subject to the conditions set forth herein, effective as of each Purchase Date, (i) the Seller hereby sells, transfers and assigns to the Purchaser the Percentage Interest in all of the Seller's right, title and interest to and in the Purchased Receivables, together with the Related Security and Collections from and after the Cut-Off Date relating to such Purchased Receivables and (ii) the Purchaser hereby purchases and accepts the transfer and assignment of the Percentage Interest in all of the Seller's right, title and interest to and in the Purchased Receivables sold, transferred and assigned on such Purchase Date, together with the Related Security and Collections relating to such Purchased Receivables (the foregoing sales, transfers and assignments being referred to as the "Purchase") and (iii) the Purchaser hereby, without any further action hereunder, does sell, transfer, assign, set over and otherwise convey to the Seller, effective as of each Purchase Date, without recourse, representation or warranty of any kind, all right, title and interest of the Purchaser in and to the applicable portion of Balloon Payments, all monies due and to become due and all amounts received with respect thereto and all proceeds thereof. Notwithstanding anything herein to the contrary, the Purchaser shall have no obligation to make any Purchase hereunder.

             Section 2.2. Purchase Price. The purchase price payable by the Purchaser for each Purchase shall equal the Percentage Interest of the Aggregate Principal Balance of the Purchased Receivables as of the Cut-Off Date. Such purchase price shall be comprised of a cash component and a deferred payment component. The cash component of the purchase price shall be paid by the Purchaser to the Seller on each Purchase Date and shall equal (a) $400,000,000, on September 24, 1998, and (b) $350,000,000, on September 25,
1998. Upon and after the reduction of the Investment to zero and the payment in full of all other amounts due to the Purchaser hereunder, all Collections or other cash received by the Purchaser on account of Receivables and the interest of the Purchaser therein and all Receivables held by or on behalf of the Purchaser will be transmitted in the form received by the Purchaser to the Seller. The transmission of such amount by the Purchaser shall be deemed to satisfy the payment of the deferred payment component of the purchase price under this Section 2.2, and the Purchaser shall have no other obligation to pay such deferred payment component. The maximum amount of Investment hereunder shall not exceed $750,000,000.

             Section 2.3. CFC's Optional Termination. CFC shall have the right, on five (5) Business Days' written notice to the Administrative Agent, at any time following the reduction of the Aggregate Principal Balance hereunder to a level that is less than ten percent (10%) of the Aggregate Principal Balance on the Closing Date, to repurchase from the Purchaser all, and not part, of the then outstanding Purchased Receivables, together with the Related Security and

Collections relating to such Purchased Receivables. The purchase price in respect thereof shall be an amount equal to the Investment outstanding at such time plus all other amounts, including Purchase Discount and Program Fees, payable (whether due or accrued) hereunder or under any other Sale Document to the Purchaser or the Administrative Agent at such time. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of or against the Purchaser or the Administrative Agent.


                                 ARTICLE III


                              FEES AND EXPENSES

             Section 3.1. Determination of Carrying Costs. The following amounts shall be utilized in calculating the amount of Carrying Costs to be distributed each Settlement Period out of Collections of Purchased
Receivables:

             Section 3.1.1. Purchase Discount. The Purchase Discount in respect of a Settlement Period shall equal the amount of interest or discount incurred by the Purchaser to finance the Investment during such Settlement Period, which amount is to be determined on a pro-rata basis as the product of (i) the total interest or discount incurred by the Purchaser to finance all investments owned by it during the related Settlement Period, and (ii) the quotient of (x) the weighted average Investment outstanding under this Agreement during such Settlement Period, and (y) the weighted average of all of the Purchaser's investments outstanding during such Settlement Period; provided that to the extent that the Investment referred to herein is funded by specific issues of commercial paper notes and/or by specific borrowings under a Liquidity Facility or a Credit Facility under which the Purchaser has borrowed loans during the related Settlement Period (which Liquidity Facility or Credit Facility loans shall be borrowed only after a determination by the Purchaser that financing its activities during such period by issuing commercial paper notes would not be practicable or cost-efficient), the Purchase Discount shall equal the interest or discount applicable to such issuance or borrowing during the related Settlement Period, provided, further, that, for purposes of the foregoing, the interest rates applicable to the Liquidity and Credit Facilities shall be a rate per annum equal to the sum of (a) the overnight reserve adjusted "Interbank Offered Rate" quoted by the Administrative Agent on such day (or, if such day is not a Business Day, on the immediately preceding Business Day), for U.S. Dollar deposits with a term of one day (or, if the following day is not a Business Day, for a term extending to the first succeeding Business Day), as determined by the

Administrative Agent from time to time whenever any Investment is held under the Credit and Liquidity Facilities, and (b)(i) the Liquidity Facility Spread, in the case of the Liquidity Facility, or (ii) the Credit Facility Spread, in the case of the Credit Facility. At any time that any Investment is held under the Liquidity and Credit Facilities, 96% of such Investment shall be held under the Liquidity Facility and 4% shall be held under the Credit Facility.

Two Business Days prior to the end of each Settlement Period (or if such day is not a Business Day, the immediately preceding Business Day), the Administrative Agent shall determine the Purchase Discount pursuant to (a) above by using the actual interest or discount incurred for each day elapsed to such point in the Settlement Period and estimating the interest or discount for each remaining day in such Settlement Period. In addition, the Administrative Agent shall concurrently notify the Servicer of the actual Purchase Discount for any days during the immediately preceding Settlement Period with respect to which the Purchase Discount was estimated, and the difference, if any, between the Purchase Discount actually paid using the estimated Purchase Discount and the Purchase Discount which would have been paid had the actual Purchase Discount been available (such differential being the "Carrying Costs True-up Amount"). If the amount of Carrying Costs paid for such immediately preceding Settlement Period based upon an estimated Purchase Discount was less than the amount of Carrying Costs for such Settlement Period based upon the actual Purchase Discount, the amount of Collections remitted to the Purchaser pursuant to Section 5.4 shall be increased by an amount equal to the Carrying Costs True-up Amount, or, if the amount of Carrying Costs paid for such immediately preceding Settlement Period based upon an estimated Purchase Discount was greater than the amount of Carrying Costs for such Settlement Period based upon the actual Purchase Discount, the amount of Collections remitted to the Purchaser pursuant to
Section 5.4 shall be decreased by an amount equal to the Carrying Costs True-up Amount.

         Section 3.1.2. Program Fee. The Program Fee in respect of each Settlement Period shall mean the fee as defined in Article I, which shall equal the product of (i) the rate specified in the Fee Agreement, (ii) the average Investment outstanding during such Settlement Period, and a fraction, the numerator of which is the number of days in the Settlement Period, and the denominator of which is 360.

         Section 3.1.3. Servicer Fee. The Servicer Fee in respect of each Collection Period, shall equal the product of the per annum Servicer Fee Rate (assuming a 30/360 day basis) of the Principal Balance of Purchased Receivables on the first day of such Collection Period. The

Servicer Fee shall be remitted by the Purchaser to the Servicer. If CFC is acting as the Servicer, then the Servicer shall retain an amount equal to the Servicer Fee (in full satisfaction of the payment of such fee to the Servicer) out of amounts required to be remitted by the Servicer in accordance with Section 5.3; provided, however, that to the extent that Collections during any Collection Period are insufficient to pay all Carrying Costs for such Collection Period, the amount of the Servicer Fee payable for such Collection Period shall be reduced by the amount of such shortfall but in no event to an amount less than zero dollars the amount of such unpaid Servicer Fee shall be accumulated and carried over to subsequent Collection Periods for payment out of Collections for such Collection Period in accordance with Section 3.1.3.

             Section 3.2. Interest on Unpaid Amounts. To the extent that the Seller or Servicer fails to pay when due to the Purchaser or the Administrative Agent any fee, expense or other amount payable hereunder or under any Sale Document, interest shall be due and payable on such unpaid amount, for each day until paid in full, at a rate of interest equal to the sum of (a) the rate of interest per annum published on such day (or, if not then published, on the most recently preceding day) in The Wall Street Journal as the "Prime Rate" plus (b) the Late Payment Penalty Rate. Changes in the rate payable hereunder shall be effective on each date on which a change in the "Prime Rate" is so published.


                                  ARTICLE IV


                       CONDITIONS PRECEDENT TO PURCHASE

             Section 4.1. Conditions Precedent to Purchase. The following conditions must be satisfied before the Purchaser will make a Purchase:

             Section 4.1.1. Absence of Liens. The Seller shall certify that all Purchased Receivables, Related Security and all proceeds thereof are free and clear of any Adverse Claim and that all Purchased Receivables are Eligible Receivables.

             Section 4.1.2. Financing Statements. The Administrative Agent will have received acknowledgment copies of UCC-1 financing statements, and all other documents reasonably requested by the Administrative Agent, to evidence the perfection of the Purchaser's interest (through the Administrative Agent) in the Purchased Receivables, the Related Security and the Collections.

             Section 4.1.3. Schedule of Contracts. The Administrative Agent will have received the Schedule of Contracts.

             Section 4.1.4. Seller Resolutions. The Administrative Agent will have received a certificate of the Seller attesting to:

                     (a) the resolutions of the majority interest of the
             Seller's members authorizing the execution by the Seller of the Sale Documents to be executed by the Seller;

                     (b) the names and signatures of the officers of the
             Seller's members authorized to execute the Sale Documents to be executed by the Seller; and

                     (c) the completeness and correctness of the attached
             articles of organization and operating agreement of the Seller.

             Section 4.1.5. Servicer Resolutions. The Administrative Agent will have received a certificate of the Servicer's Secretary or Assistant Secretary attesting to:

                     (a) the resolutions of the Servicer's Board of Directors
             (or an executive committee thereof) authorizing the execution by the Servicer of the Sale Documents to be executed by the Servicer;

                     (b) the names and signatures of the officers of the
             Servicer authorized to execute the Sale Documents to be executed by the Servicer; and

                     (c) the completeness and correctness of the attached
             restated articles of incorporation and by-laws of the Servicer.

             Section 4.1.6. Legal Opinion of Counsel to the Seller and the Servicer. The Administrative Agent will have received an opinion from counsel to the Seller and the Servicer, such counsel being "in-house" counsel unless otherwise required by any agencies providing a credit rating to the transaction contemplated hereby, substantially in the form attached hereto as Exhibit C, together with such other matters as the Administrative Agent or the Purchaser may reasonably request.

             Section 4.1.7. Good Standing Certificates. The Administrative Agent will have received certificates of recent date issued by the Secretary of State of the State of Michigan, as to the legal existence and good standing of the Seller and the Servicer.

             Section 4.1.8. Representations and Covenants. On and as of the Closing Date (i) the representations and warranties of the Seller and the Servicer in Article VII shall be true and correct with the same effect as if made on such date and (ii) the Seller and the Servicer shall be in compliance with the covenants set forth in Article VIII. The Seller and the Servicer, by accepting the proceeds of such Purchase, shall be deemed to have certified as to the truth and accuracy of each of the matters described in the foregoing clauses (i) and (ii), both before and after giving effect to such Purchase.

             Section 4.1.9. Other Documents. The Administrative Agent and the Purchaser will have received all other documents that either of them had reasonably requested from the Seller or the Servicer.

             Section 4.1.10. Upfront Fee. The Seller shall have paid to the Administrative Agent at Closing or at the time agreed upon in the Fee Letter the upfront fee specified in the Fee Agreement, which shall include all upfront expenses, including but not limited to legal fees, filing and administrative fees, rating agency fees, and liquidity and credit enhancement fees incurred with respect to each Purchase.


                                  ARTICLE V


                            SETTLEMENT PROCEDURES

             Section 5.1. Collections. The Servicer shall remit Collections as provided below with respect to each Settlement Period to the Administrative Agent on the Settlement Date relating to such Settlement Period.

             Section 5.2. Application of Collections. All Collections for the Settlement Period shall be applied by the Servicer as follows:

                     (a) With respect to each Purchased Receivable, payments
             by or on behalf of the Obligor shall be applied to interest and principal in accordance with the Simple Interest Method with excess payments applied to principal.

                     (b) All Liquidation Proceeds with respect to any Balloon
             Payment Receivable shall be applied first to the related Receivable and only after the payment in full of the Principal Balance thereof plus accrued but unpaid interest thereon shall any such Liquidation Proceeds be applied to, or constitute, the related Balloon Payment.

             Section 5.3. Application of Collections on Settlement Dates. The Servicer will, by 3:00 P.M. (New York time) on each Settlement Date, from Collections received during the preceding Settlement Period, pay to the Administrative Agent and the Administrative Agent shall distribute such Collections, together with any Hedging Proceeds received by the Administrative Agent with respect to such Settlement Period, to the Purchaser
(i) first, an amount equal to the Carrying Costs for the Settlement Period (as such amount shall be increased or decreased by the Carrying Costs True-up Amount, if any, for the immediately preceding Settlement Period as determined pursuant to Section 3.1.1(b)) and (ii) second, all remaining Collections as a reduction to Investment.

             Section 5.4. Servicer Report. The Servicer will provide the Purchaser, either in writing or electronically, with a Servicer Report with respect to each Settlement Period no later than 15 days following the end of such Settlement Period (or, if such 15th day is not a Business Day, the next succeeding Business Day).

             Section 5.5. Purchase by Servicer Upon Breach. The Seller, the Servicer or the Administrative Agent, as the case may be, shall inform the other parties to this Agreement promptly upon the discovery of any breach of any representation or warranty made pursuant to Section 4.1.1 or Article VII or of any agreement made in Article VIII. Unless the breach shall have been cured by the last day of the second Settlement Period following such discovery (or, at the Servicer's election, the last day of the first following Settlement Period), the Servicer shall purchase any Receivable materially and adversely affected by such breach as of such last day. If the Servicer violates Section 8.3 or otherwise takes any action during any Settlement Period pursuant to Section 6.1 that impairs the rights of the Administrative Agent or the Purchaser in any Receivable, the Servicer shall purchase such Receivable as of the last day of such Settlement Period. In consideration of the purchase of any Receivable pursuant to either of the two preceding sentences, the Servicer shall remit the Purchase Amount, and such repurchased Receivable shall be transferred to the Servicer without recourse, representation or warranty of any kind. Subject to the provisions of Section 8.5, the sole remedy of the Administrative Agent and the Purchaser with respect to a breach of representations and warranties pursuant to
Section 4.1.1 or Article VII or breach of an agreement contained in Article VIII shall be to require the Servicer to purchase Receivables pursuant to this Section.


                                  ARTICLE VI


                           SERVICING OF RECEIVABLES

             Section 6.1. Appointment and Duties of Servicer. The Purchaser and the Seller each hereby appoint CFC as the Servicer and CFC accepts such appointment. The Servicer, for the benefit of the Purchaser (to the extent provided herein), shall manage, service, administer, make collections and discharge liens on the Purchased Receivables with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to all comparable automotive receivables that it services for itself or others. If the Servicer shall commence a legal proceeding to enforce a Purchased Receivable, the Purchaser shall thereupon be deemed to have automatically assigned, solely for the purpose of collection, such Purchased Receivables to the Servicer. If in any enforcement suit or legal proceeding it shall be held that the Servicer may not enforce a Purchased Receivable on the ground that it shall not be a real party in interest or a holder entitled to enforce such Purchased Receivable, the Administrative Agent shall, at the Servicer's expense and direction, take steps to enforce such Receivable, including bringing suit in its name or the name of the Purchaser. The Purchaser shall upon the written request of the Servicer furnish the Servicer with any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder.

             Section 6.2. Replacement of Servicer. (a) If any of the following events (a "Servicer Default") shall occur and be continuing:

                       (i) any failure by the Servicer to make any payment or
             deposit required to be made hereunder and the continuance of such failure for a period of five Business Days;

                      (ii) any representation or warranty made by the Servicer
             in Section 7.1, or any information set forth in a Servicer
             Report or other certificate delivered to the Administrative Agent, shall prove to have been incorrect in any material respect when made, which continues to be incorrect in any material respect for a period of sixty days after the earlier of the date on which an officer of the Servicer has actual knowledge thereof and the date on which written notice thereof has been given to the Servicer, requiring the same to be remedied, by the Purchaser or the Administrative Agent;

                     (iii) failure on the part of the Servicer to observe or
             perform in any material respect any other term, covenant or agreement in this Agreement or any other Sale Document which continues unremedied for sixty days after the earlier of the date on which an officer of the Servicer has actual knowledge of such failure and the date on which written notice of such failure has been given to the Servicer, requiring the same to be remedied, by the Purchaser or the Administrative Agent; or

                      (iv) an Insolvency Event with respect to the Seller or
             the Servicer,

then, so long as such Servicer Default shall not have been remedied, the Purchaser shall have the right to remove CFC (or any successor Servicer) as Servicer by giving written notice thereof to the Servicer. On and after receipt of such written notice, all authority and power of the Servicer under this Agreement shall, without further action, pass to and be vested in such successor Servicer as may be appointed by the Purchaser, provided, however, that the Servicer cannot be removed until a successor Servicer is selected and appointed and such successor Servicer meets industry-wide standards for being a Servicer of retail automotive receivables.

           (b) If CFC is removed as Servicer, CFC shall transfer to any successor Servicer designated by the Purchaser all records, correspondence and documents (including computer software) requested by the Purchaser or such successor Servicer and permit such Persons to have access to, and to copy, all software used by the Servicer in the collection, administration or monitoring of the Purchased Receivables. In the case of software that is then licensed by, or otherwise made available to, the Servicer from or by any third party, the Servicer shall use its best efforts to obtain such consents and otherwise take all actions necessary in order to enable any Servicer hereunder to succeed to all rights of CFC to the quiet use and enjoyment of such software for the purpose of discharging the obligations of the Servicer under or in connection with the Sale Documents.

             (c) Following the removal of CFC as Servicer, (i) the Purchaser and the Administrative Agent may (a) notify Obligors of the ownership interest of the Purchaser hereunder in the Purchased Receivables and the Related Security, (b) notify each issuer of an Insurance Policy of the ownership interest of the Purchaser hereunder in the Purchased Receivables and in the Related Security (including the applicable Financed Vehicle and Insurance Policy thereon), and (c) direct the Seller to, whereupon the Seller immediately shall, note the interest of the Purchaser hereunder on each Certificate of Title relating to each Financed Vehicle and (ii) the Purchaser and the Administrative Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the Uniform Commercial Code of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.

             Section 6.3. Custody of Receivable Files. To assure uniform quality in servicing the Receivables and to reduce administrative costs, the Purchaser and the Seller hereby irrevocably appoint the Servicer, and the Servicer hereby accepts such appointment, to act for the benefit of the Purchaser and the Seller as custodian of the following documents or instruments which are hereby or will hereby be constructively delivered to the Administrative Agent, as pledgee of the Seller, as of the Closing Date with respect to each Purchased Receivable (the "Receivable Files"):

                     (a) the fully executed original of the Contract related
             to such Purchased Receivable;

                     (b) the original credit application fully executed by
             the Obligor;

                     (c) the original Certificate of Title or such documents
             that the Servicer or the Seller shall keep on file, in accordance with its customary procedures, evidencing the security interest of the Seller in the Financed Vehicle; and

                     (d) any and all other documents that the Servicer or the
             Seller shall keep on file, in accordance with its customary procedures, relating to a Purchased Receivable, an Obligor or a Financed Vehicle.

             Section 6.4. Duties of Servicer as Custodian. The Servicer shall hold the Receivable Files as custodian for the benefit of the Seller and the Purchaser and maintain such accurate and complete accounts, records and computer systems pertaining to each Receivable File as shall enable the Seller and Servicer to comply with this Agreement. In performing its duties as custodian the Servicer shall act with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to receivable files relating to all comparable automotive receivables that the Servicer services for itself or others.

             Section 6.5. Effective Period and Termination. The Servicer's appointment as custodian shall become effective as of the Cut-Off Date and shall continue in full force and effect until terminated pursuant to this Section. If CFC shall cease to be Servicer in accordance with the provisions of this Agreement, the appointment of such Servicer as custodian shall be terminated by the Purchaser. The Purchaser may terminate the Servicer's appointment as custodian at any time following the occurrence of a Servicer Default under Section 6.2(a) upon thirty days written notification to the Servicer. As soon as practicable after any termination of such appointment, the Servicer shall deliver the Receivable Files to the Administrative Agent or to a Person designated by the Administrative Agent at a place or places as the Administrative Agent may reasonably designate.


                                 ARTICLE VII


                        REPRESENTATIONS AND WARRANTIES

             Section 7.1. Representations and Warranties of the Seller and the Servicer. Each of the Seller and the Servicer makes, with respect to itself, the following representations and warranties to the Purchaser:

                     (a) It is a limited liability company or corporation, as
             applicable, duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and is duly qualified in good standing as a foreign corporation or limited liability company in each jurisdiction where the failure to be so qualified could materially adversely affect its ability to perform its obligations hereunder.

                     (b) The execution, delivery and performance by the
             Seller and the Servicer of the Sale Documents, and the Seller's use of the proceeds of the Purchases, are within the Seller's and the Servicer's respective corporate or other powers, have been duly authorized by all necessary corporate or other action, do not contravene (i) the Seller's or the Servicer's respective articles of organization or charter, as applicable, or operating agreement or by-laws, as applicable, or (ii) law or any contractual restriction binding on or affecting the Seller or the Servicer, and do not result in or require the creation of any Adverse Claim (other than pursuant hereto) upon or with respect to any of its properties; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

                     (c) No authorization or approval or other action by, and
             no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller or the Servicer of the Sale Documents, or for the perfection of or the exercise by the Purchaser of its rights and remedies under the Sale Documents, except for the filing of the financing statements referred to in Section 4.1.2.

                     (d) Each Sale Document constitutes the legal, valid and
             binding obligation of the Seller and the Servicer, respectively, enforceable in accordance with its terms.

                     (e) There is no pending or threatened action or
             proceeding affecting the Seller or the Servicer or any of its subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect (i) its financial condition or operations or (ii) its ability to perform its obligations under the Sale Documents, or which could affect the legality, validity or enforceability of any Sale Document or of the interest of the Purchaser in the Purchased Receivables.

                     (f) Immediately prior to the transfer and assignment
             herein contemplated, the Seller had good and marketable title to the Receivables, the Related Security and Collections, free and clear of any Adverse Claim, except as created by this Agreement; upon consummation of each Purchase, the Purchaser will acquire good and marketable title to the Purchased Receivables and to the Related Security and the Collections with respect thereto, free and clear of any Adverse Claim, except as created by this Agreement, and such transfer has been perfected under the Uniform Commercial Code enacted in the State of Michigan.

                     (g) The information provided by the Seller to the
             Servicer for use in each Servicer Report prepared under Section
             5.5 and all information and Sale Documents furnished or to be furnished at any time by the Seller to the Administrative Agent in connection with this Agreement is or will be accurate in all material respects as of its date, and no such document will contain any untrue statement of a material fact or will omit to state a material fact which is necessary to make the facts stated therein not misleading.

                     (h) The Seller is treating the conveyance of the
             interest in the Purchased Receivables and the Collections under this Agreement to the Purchaser as a sale for purposes of generally accepted accounting principles.


                                 ARTICLE VIII


                                  COVENANTS

             Section 8.1. Affirmative Covenants of the Seller and the Servicer. Until the Investment is reduced to zero and all other amounts due to the Purchaser hereunder have been paid in full, each of the Seller and the Servicer (with respect to itself) will, unless the Purchaser has otherwise consented in writing:

                     (a) Maintain its existence in the jurisdiction of its
             organization or incorporation, and qualify and remain qualified in good standing as a foreign corporation or limited liability company in each jurisdiction where the failure to be so qualified could materially adversely affect its ability to perform its obligations hereunder.

                     (b) Maintain and implement administrative and operating
             procedures, and keep and maintain all records and other information, reasonably necessary or advisable for the collection of the Purchased Receivables (including, without limitation, records adequate to permit the daily identification of Purchased Receivables and all Collections and adjustments to Purchased Receivables).

                     (c) At its expense timely and fully perform and comply
             with all material provisions and covenants required to be observed by CFC or the Seller under the Contracts related to the Purchased Receivables.

                     (d) Comply in all material respects with the Credit and
             Collection Policy in regard to each Purchased Receivable and any Contract related to such Receivable.

                     (e) Treat the conveyance of the interest in the
             Purchased Receivables and the Collections under this Agreement as a sale for purposes of generally accepted accounting principles.

             Section 8.2 Reporting Requirements of the Servicer. Until the Investment is reduced to zero and all amounts due to the Purchaser hereunder have been paid in full, the Servicer will, unless the Purchaser shall otherwise consent in writing, furnish to the Purchaser:

                     (a) the Servicer Report as required under Section 5.4;

                     (b) as soon as possible, and in any event within thirty
             days shall describe such event or condition and, if applicable, the steps being taken with respect thereto by the Person(s) affected thereby, of: (i) the occurrence of any Servicer Default or event which with the passage of time or the giving of notice or both would constitute a Servicer Default or (ii) the institution of any litigation, arbitration proceeding or governmental proceeding which could be reasonably likely to have a material adverse effect on the performance by the Servicer of its obligations under this Agreement or the other Sale Documents or the collectibility of the Purchased Receivables; and

                     (c) such other information, documents, records or
             reports respecting the Purchased Receivables or the condition or operations, financial or otherwise, of the Servicer or the Seller as the Purchaser may from time to time reasonably request.

             Section 8.3. Negative Covenants of the Seller and the Servicer. Until the Investment is reduced to zero and all other amounts due to the Purchaser hereunder have been paid in full, neither the Seller nor the Servicer will, unless the Purchaser has otherwise consented in writing:

                     (a) Except as provided herein, sell, assign (by
             operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Purchased Receivables, the Related Security or any Collections or assign any right to receive income in respect thereof; or

                     (b) Amend or otherwise modify the terms of any Purchased
             Receivable, or amend, modify or waive any term or condition of any Contract related thereto, in each case, in any manner which is inconsistent with the Credit and Collection Policy.

             Section 8.4. Protection of the Purchaser's Interest. (a) Until the Investment is reduced to zero and all other amounts due to the Purchaser hereunder have been paid in full, each of the Seller and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all action that the Administrative Agent may from time to time reasonably request in order to perfect, evidence and protect the validity, enforceability, perfection and priority of the Administrative Agent's and the Purchaser's interests in the Purchased Receivables, the Related Security and the Collections and to enable the Administrative Agent and/or the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, the Seller and the Servicer will: (i) on or prior to the date hereof, mark its master data processing records with a legend describing the Administrative Agent's and the Purchaser's interests therein; and (ii) upon the request of the Administrative Agent, execute and file such financing or continuation statements or amendments thereto or assignments thereof as may be requested by the Administrative Agent, provided, however, that, subject to Section 6.5, the Seller is not required to deliver the Contracts to anyone other than the Servicer;

             (b) To the fullest extent permitted by applicable law, the Administrative Agent shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Seller's signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

             Section 8.5. Servicer Indemnities. CFC shall indemnify, defend and hold harmless the Administrative Agent and the Purchaser, and each of their respective officers, directors, employees and agents from and against any loss, liability or expense arising from the use, ownership or operation by CFC or any of its Affiliates of a Financed Vehicle or CFC's willful misfeasance or negligence in the performance of its duties under this Agreement (as Servicer or otherwise).

                                  ARTICLE IX


                             ADMINISTRATIVE AGENT

             Section 9.1. Appointment of Administrative Agent. The Purchaser has appointed ABN AMRO Bank N.V. as its Administrative Agent. The Administrative Agent is responsible for administering and enforcing this Agreement (including holding all Investment) for the benefit of the Purchaser and fulfilling all other duties expressly assigned to it in this Agreement. The Purchaser has granted the Administrative Agent the authority to take all actions necessary to assure the Seller's compliance with the terms of this Agreement and to take all actions required or permitted to be performed by the Purchaser under this Agreement.

             Section 9.1.1. Replacement of Administrative Agent. The Purchaser may, at any time in its discretion, remove a Administrative Agent and appoint a new Administrative Agent, which shall have the duties described in Section 9.1.


                                  ARTICLE X


                                MISCELLANEOUS

             Section 10.1. Amendments, Etc. No amendment or waiver of, or consent to the Seller's or the Servicer's departure from, any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

             Section 10.2. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including photocopy, facsimile, electronic mail or other digital communication) and sent, as to each party hereto, at its address set forth under its name on the signature pages hereto, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective when sent.

             Section 10.3. No Waiver; Remedies. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder or under any Sale Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

             Section 10.4. Binding Effect; Assignability. (a) This Agreement shall be binding upon and inure to the benefit of the Seller, the Servicer, the Purchaser, the Administrative Agent and their respective successors and assigns, except that the Seller shall not have the right to assign any interest herein without the prior written consent of the Purchaser. The Purchaser may assign any of its rights or obligations hereunder to any Person; provided that in the case of any such assignment other than pursuant to a Liquidity Facility or Credit Facility proposed to be made prior to the occurrence of a Servicer Default, the consent of the Seller (which consent shall not be unreasonably withheld) shall be required.

             (b) This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the Investment is reduced to zero and all other amounts due to the Purchaser hereunder have been paid in full; provided, however, that the rights and remedies of the Purchaser under Section 8.5 shall survive any termination of this Agreement.

             Section 10.5. Governing Law. This Agreement and the Sale Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

             Section 10.6. Construction of the Agreement. The parties hereto intend that the conveyance of the interest in the Purchased Receivables by the Seller to the Purchaser (through the Administrative Agent) shall be treated as sales for purposes of generally accepted accounting principles. If, despite such intention, a determination is made that such transactions shall not be treated as sales, then this Agreement shall be interpreted to constitute a security agreement and the transactions effected hereby shall be deemed to constitute a secured financing by the Purchaser to the Seller under applicable law. For such purpose, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchaser, a continuing security interest in the Purchased Receivables and the Related Security and Collections related thereto to secure the obligations of the Seller to the Purchaser hereunder.

             Section 10.7. Agreement Not To Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of the

Purchaser, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Purchaser to invoke, any process for the purpose of (a) commencing or sustaining a case against the Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of the Purchaser.

             Section 10.8. Excess Funds. The Purchaser shall be required to make payment of the amounts required to be paid pursuant to this Agreement only if the Purchaser has Excess Funds (as defined below). In the event that the Purchaser does not have Excess Funds, the excess of the amount due hereunder over the amount paid shall not constitute a "claim" (as defined in Section 101(5) of the Federal Bankruptcy Code) against the Purchaser until such time as the Purchaser has Excess Funds. If the Purchaser does not have sufficient Excess Funds to make any payment due hereunder, then the Purchaser may pay a lesser amount and make additional payments which in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "Excess Funds" shall mean the excess of (a) the aggregate projected value of the Purchaser's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and any other scheduled amounts payable on publicly or privately placed indebtedness of Windmill for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of the Purchaser for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by the Purchaser to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of the Purchaser then due and payable; provided, however, that the amount of any liability, indebtedness or obligation of the Purchaser shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited; provided further, however, that the Excess Funds determination will be made once each Business Day.

             Section 10.9. Confidentiality. The Purchaser agrees to maintain the confidentiality of any information regarding the Seller obtained in accordance with the terms of this Agreement which is not publicly available, but the Purchaser may, with advance notice to the Seller, reveal such information (a) to applicable rating agencies, liquidity providers and credit providers, (b) as necessary or appropriate in connection with the administration or enforcement of this Agreement or its funding of each Purchase under this Agreement, (c) as required by law, government regulation, court proceeding or subpoena or (d) to bank regulatory agencies and examiners.

             Section 10.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers as of the date set forth on the cover page of this Agreement.

                              PREMIER RECEIVABLES L.L.C.
                                as Seller

                              By:  /D. H. Olsen/
                              Title:                 of Premier Auto
                                   Receivables Company, a Member of the Seller
                              Address:       27777 Franklin Road
                                             Southfield, Michigan 48034
                              Attention: Assistant Secretary
                              Facsimile:  248-948-3138



                              CHRYSLER FINANCIAL CORPORATION
                                as Servicer

                              By:  /D. H. Olsen/
                              Title:
                              Address:       27777 Franklin Road
                                             Southfield, Michigan 48034
                              Attention:  Assistant Secretary
                              Facsimile:  248-948-3138



                              WINDMILL FUNDING CORPORATION,
                                 as Purchaser

                              By:  /Andrew Stidd/
                              Address:  c/o Global Securitization Services,
                                                LLC
                                             25 West 43rd Street

                                             Suite 704
                                             New York, New York 10036
                                             Attention:  Andrew Stidd
                              Telephone:  (212) 302-8330
                              Facsimile:  (212) 302-8767



                              ABN AMRO BANK N.V.,
                                as Administrative Agent

                              By:   /Robert Graff/
                                    _______________________
                              Title:  Senior Vice President

                              By:  /Michael Maza/
                              Title:  Senior Vice President
                              Address:  Structured Finance,
                                               Asset Securitization
                                             135 South LaSalle Street
                                             Chicago, Illinois 60674-9135
                                             Attention:  Windmill
                              Telephone:  (312) 904-6263
                              Facsimile:  (312) 904-6376

                                  EXHIBIT A
                           FORM OF SERVICER REPORT

                                  EXHIBIT B
                          FORM OF OPINION OF COUNSEL